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Exhibit 15

June 9, 2003

Stockholders and Board of Directors
First Data Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of First Data Corporation, for the registration of up to $1,800,000,000 in debt securities, preferred stock and/or common stock, of our report dated April 9, 2003 relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Form 10-Q for the quarter ended March 31, 2003.

/s/ Ernst & Young LLP

Denver, Colorado

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  Exhibit 15